EXHIBIT 10.1

[AT&T LOGO]

Contract Number:    20020124.10.C

Amendment Number    20020124.10.A.2

ACCEPTANCE SHALL BE INDICATED BY SIGNING AND RETURNING DUPLICATE TO:

Notify Technology Corporation	AT&T CORP.
1054 S. De Anza Blvd., Suite 105	One AT&T Way, Room 1C154C
San Jose, California 95129	Bedminster, N.J. 09721

This is the First Amendment to the Voice Mail Services Agreement (20020124.10.c) between AT&T Corp. (“AT&T”) and Notify Technology Corporation (“Notify”), dated as of February 2, 2002 (the “Agreement”).

WHEREAS, the parties acknowledge that Notify has experienced unanticipated problems in obtaining services from Qwest Communications Corporation (“Qwest”), which threatens the continued availability of services that Notify is providing to AT&T pursuant to the current Agreement;

WHEREAS, Notify acknowledges that it is not able to make certain payments to Qwest which Qwest has demanded as a condition to continuing service to Notify, which service is essential to Notify performing its commitments to AT&T under the Agreement;

WHEREAS, the continued provision of the services by Notify to AT&T in connection with the Agreement is critical to AT&T providing Voice Mail service to its customers and any cessation or interruption of such service would result in the interruption of AT&T’s Voice Mail service and create dissatisfaction among AT&T’s Customers and harm to AT&T and AT&T’s Customers;

NOW THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby and in consideration of the material covenants and promises contained herein, agree as follows:

1.    Notwithstanding Notify’s obligation to provide Services and Products (as defined in the Agreement), AT&T will advance to Notify the sum of $486,000.00 (Four Hundred Eighty Six Thousand Dollars) (“Advance Payment”) for the sole and exclusive purpose of making advance payment to Qwest for services Notify has or will obtain from Qwest solely in connection with the Services for the time period beginning February 28, 2003, and ending March 31, 2003. Notify represents and warrants that such Advance Payment shall not be used for any other

EXHIBIT 10.1

purposes, including without limitation, the payment of any obligations Notify may presently owe, or in the future incur, to Qwest for services provided either before February 28, 2003 or after March 31, 2003. Upon receipt of the Advance Payment, Notify shall immediately forward AT&T’s Advance Payment made hereunder to Qwest for the sole purpose stated herein. All obligations of Notify to Qwest under any contract, tariff or otherwise, shall remain solely the obligation of Notify and not the obligation of AT&T.

2.    The Advance Payment hereunder by AT&T to Notify shall be an advance against future payments by AT&T to Notify for Products or Services that will or may become due under the Agreement and shall not be deemed additional payments or contributions by AT&T to Notify.

3.    In repayment of the Advance Payment hereunder, Notify shall, beginning with the June 2003 monthly billing cycle, apply a 6% (six percent) reduction in price for billing for all Products provided to AT&T under the Agreement for a period of 12 (twelve) months, and beginning in the 13 (thirteenth) month, apply a 7% (seven percent) reduction and Notify shall continue to apply such reduction until the Advance Payment is repaid in full. In addition, Notify and AT&T shall, promptly upon AT&T’s request, initiate negotiations to further amend the Agreement to specify with particularity other means by which the Advance Payment may be recovered in the provision of future Products or Services by Notify to AT&T. Such Products or Services may include features such as enhanced call screening capability or other items of value to AT&T, the nature and dollar value of which shall be as mutually agreed to by the parties. In the event that the Agreement is terminated for any reason by either party pursuant to Article 11 of the Agreement, or otherwise expires, is cancelled or ceases to be in effect before the full amount of the Advance Payment hereunder is repaid by Notify, Notify shall remain liable to AT&T for any balance of the Advance Payment that remains unpaid, which obligation of Notify shall survive termination as specified in Article 11.3 and shall become payable immediately.

4.    Notify shall fully cooperate with and assist AT&T in any service rearrangement AT&T has requested or, in its sole discretion may request, to assure that continued, uninterrupted service is provided by Notify to AT&T for use by AT&T’s Voice Mail customers. Notify shall also make such changes and rearrangements in its own service and equipment (at its own expense), as may be requested by AT&T, to facilitate any actions required to assure the continued, uninterrupted provision of service to AT&T for use by AT&T’s Voice Mail customers.

5.    All other terms and conditions of the Agreement remain unchanged and in effect.

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Amendment.

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Amendment.

ACCEPTED:    Date _____________________

Supplier:	NOTIFY TECHNOLOGY CORPORATION	Company:	AT&T CORP.

By:	/s/ GERALD RICE	By:	/s/ JOHN DOMITER
	GERALD W. RICE		JOHN DOMITER
Title:	Chief Financial Officer	Title:	Procurement Director
Date:	April 7, 2003	Date:	April 10, 2003